EXHIBIT 3.4

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        NEEDLE IMPULSE TECHNOLOGIES CORP.

     This Restated Certificate of Incorporation of Needle Impulse Technologies Corp., originally incorporated under the name "Niktronic, Inc.," in the State of Delaware on December 16, 1997, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware to read as follows:

                                    ARTICLE I
                                      NAME

     The name of the Corporation is Pathogenics, Inc. (herein the "Corporation").

                                   ARTICLE II
                           REGISTERED OFFICE AND AGENT

     The address of the Corporation's registered office in the State of Delaware is Trolley Square, Suite 26 C, in the City of Wilmington, County of New Castle, State of Delaware. The name of the Corporation's registered agent at such address is Inc. Plan (USA).

                                   ARTICLE III
                                     POWERS

     The purpose for which the Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the laws of the State of Delaware. The Corporation shall have all the powers of a corporation organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                                      TERM

     The  Corporation  is  to  have  perpetual  existence.

                                    ARTICLE V
                                  CAPITAL STOCK

     The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 110,000,000 of which 100,000,000 are to be shares of common stock, $.001 par value per share, and of which 10,000,000 are to be shares of serial preferred stock, $.001 par value per share. The shares may be issued by the Corporation from time to time as unanimously approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange if applicable.

     A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

     A.     Common Stock.  Shares of common stock not at the time designated as
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shares of a particular series pursuant to this Section V(A) or any other provision of this Restated Certificate of Incorporation may be issued from time to time in one or more additional series. The Board of Directors, by resolution unanimously adopted, may determine, in whole or in part, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any such series before the issuance of any shares of that series. The Board of Directors shall determine the number of shares constituting each series of common stock and each series shall have a distinguishing designation.

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     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class or series of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

     In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     Each share of common stock of each series shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the same series of common stock of the Corporation.

     B.     Serial Preferred Stock.  Except as provided in this Restated
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Certificate, the board of directors of the Corporation is authorized, by unanimous resolution or resolutions only from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitation or restrictions thereof, including, but not limited to determination of any of the following:

          (1) the distinctive serial designation and the number of shares constituting such series;

          (2) the rights in respect of dividends, if any, to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment or date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

          (3) the voting powers, full or limited, if any, of the shares of such series;

          (4) whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

          (5) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (6) whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

          (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (8) the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

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          (9)     whether the shares of such series which are redeemed or
converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

     Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series, except the times from which dividends on shares which may be issued from time to time of any such series may begin to accrue.

                                   ARTICLE VI
                                PREEMPTIVE RIGHTS

     No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

                                   ARTICLE VII
                              REPURCHASE OF SHARES

     The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences or indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     Any person who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VIII. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this
Article VIII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

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                                   ARTICLE IX
                       LIMITATIONS ON DIRECTORS' LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or (D) for any transaction from which the director derived any improper personal benefit. If the General Corporation law of the State of Delaware is amended after the date of filing of this Restated Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                    ARTICLE X
              AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION

     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws and this Restated Certificate of Incorporation of the Corporation only by a unanimous vote of the board of directors.

     THIS RESTATED CERTIFICATE OF INCORPORATION was duly adopted by written consent of the stockholders in accordance with the applicable provisions of
Section 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     IN WITNESS WHEREOF, said Corporation has caused this Restated Certificate to be signed by its President and attested by its Secretary this 3rd day of February, 2005.

ATTEST:                                  NEEDLE  IMPULSE  TECHNOLOGIES  CORP.

By: /s/ William L. Sklar                 By: /s/ William L. Sklar
    -------------------------------         ------------------------------
    William  L.  Sklar,  Secretary          William  L.  Sklar,  President

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